For the fiscal period ended 06/30/05
File number 811-03623

					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  The Prudential Series Fund, Inc. ?
SP Goldman Sachs Small Cap Value Portfolio

1.   Name of Issuer:  Aspen Insurance Holdings Ltd.


2.   Date of Purchase:  March 22, 2005


3.   Number of Securities Purchased:  24,542


4.   Dollar Amount of Purchase:  $613,550


5.   Price Per Unit:  $25.00


6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased: Credit Suisse First Boston Corporation, Dowling & Partners Securities
LLC, Fox Pitt, Kelton Limited


7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER
Goldman, Sachs & Company

T:\flh\series\10f-3diversifiedbond